Exhibit 4.1

AGREEMENT AND PLAN OF CONVERSION AND MERGER

THIS AGREEMENT AND PLAN OF CONVERSION AND MERGER dated as of January     , 2005 by and between SOUND SURGICAL TECHNOLOGIES LLC, a Colorado limited liability company (“Sound LLC”), and SOUND SURGICAL TECHNOLOGIES INC., a Delaware corporation (“the “Company”).

WHEREAS, the management committee of Sound LLC and the board of directors of the Company have approved, and deem it fair to, advisable and in the best interests of each of Sound LLC and the Company and their respective membership interest holders and stockholders to convert Sound LLC from a limited liability company to a corporation form of business entity under the applicable provisions of the Colorado Corporations and Associations Act, whereby each issued and outstanding membership interest of Sound LLC will become one share of common stock of the resulting entity (“Sound Inc.”) (which, under the Colorado Corporations and Associations Act, is the same entity as the converting entity) and all outstanding options and warrants of Sound LLC will become options and warrants, respectively, of Sound Inc., and as soon as practicable thereafter consummate the merger of Sound Inc. with and into the Company (the “Merger”), upon the terms and subject to the conditions of this Agreement and Plan of Conversion and Merger (this “Agreement”), whereby each issued and outstanding share of common stock of Sound Inc. (a “Sound Share”) will be exchanged in the merger (“Merger Consideration”) for one share of the common stock, $0.0001 par value per share, of the Company (the “Stock”), and all outstanding options and warrants of Sound Inc. will be exchanged for a like number of options and warrants, respectively, of the Company; and

WHEREAS, Sound LLC and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and the plural forms of such terms. Any capitalized term used in this Agreement and not ascribed a meaning in this Article I shall have the meaning ascribed to such term elsewhere in this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and shall include (a) any officer or director of a Person, (b) any Person of which the Company or Sound LLC (or such specified Person) or any Affiliate (as defined in clause (a) above) of the Company or Sound LLC (or such specified Person) shall, directly or indirectly, beneficially own either (i) at least 10% of the outstanding equity securities having the general power to vote, or (ii) at least 10% of the equity interests, or (c) any Person directly or indirectly controlling the Company or Sound LLC (or such specified Person) through a management agreement, voting agreement or other contract.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or omission, or transaction that forms or reasonably form the basis for any specified consequence.

“Benefit Arrangement” means any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, pension, profit-sharing, retirement or incentive plan, practice or arrangement, any group or individual disability, medical, dental, health, hospitalization, life or other insurance plan or related benefit, or any other welfare or similar plan or arrangement for the benefit of any director, officer or employee, whether active or retired, or for any class or classes of such directors, officers or employees.

“Breach” has the meaning set forth in Section 8.1.2.

“Breaching Party” has the meaning set forth in Section 8.1.2.

“Certificates” has the meaning set forth in Section 2.9.

“The Company” has the meaning set forth in the first paragraph of this Agreement.

“Claim” means any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding (including administrative and informal proceeding), complaint, charge, investigation or audit by or before any Governmental Entity or arbitrator and any appeal from any of the foregoing.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Confidential Information” means any information concerning the businesses and affairs of any of the Parties that is not already generally available to the public. Confidential Information includes all information or material disclosed or provided by Sound LLC to the Company (or vice versa), either orally or in writing, or obtained by the Company from a third party or any other source, concerning any aspect of the business or affairs of Sound LLC or its Affiliates (or vice versa), including without limitation, any information or material pertaining to any products, formulae, specifications, designs, processes, plans, policies, procedures, employees, work conditions, legal and regulatory affairs, assets, inventory, discoveries, trademarks, patents, manufacturing, packaging, distribution, sales, marketing, expenses, financial statements and data, customer and supplier lists, raw materials, costs of goods and relationships with third parties. Confidential Information also includes any notes, analyses, compilations, studies or other material or documents prepared by a Party which contain, reflect or are based on, in whole or in part, the Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include information or material that (i) is publicly available or becomes publicly available through no action or fault of the Receiving Party, (ii) was already in the Receiving Party’s possession or known to the Receiving Party prior to being disclosed or provided to the Receiving Party by or on behalf of the other Party, provided that the source of such information or material was not bound by a contractual, legal or fiduciary obligation of confidentiality to the other Party or any other party with respect to such information or material that is known to the Receiving Party, or (iii) was or is obtained by the Receiving Party from a third party, provided, that, such third party was not bound by a contractual, legal or fiduciary obligation of confidentiality to the other Party or any other party with respect to such information or material that is known to the Receiving Party.

“Conversion” has the meaning set forth in Section 2.1.

“DGCL” has the meaning set forth in Section 2.1.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, which is subject to any provisions of ERISA, and covers any employee, whether active or retired, of Sound LLC.

“Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all Legal Requirements concerning pollution or protection of the environment, public health and safety, or employee health and safety, including Legal Requirements relating to emissions, discharges, and releases or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, toxic materials or other Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exhibits” means the exhibits to the Registration Statement as filed with the SEC.

“Financial Statements” shall have the meaning set forth in Section 4.5.

“GAAP” means United States generally accepted accounting principles, as amended from time to time.

“Governmental Entity” means any federal, state, local or foreign court, government or administrative agency or commission, or any other governmental authority or instrumentality whatsoever.

“Hazardous Substances” means any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any Governmental Entity.

“Indebtedness” means, when used with reference to any Person, without duplication, (i) any Liability of such Person created or assumed by such Person, or any Subsidiary thereof, (A) for borrowed money, (B) evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or in exchange for, any property or assets (other than inventory or similar property acquired and consumed in the Ordinary Course of Business), (C) in respect of letters of credit issued for such Person’s account and “swaps” of interest and currency, exchange rates, and other interest and currency exchange rate hedging agreements to which such Person is a party or (D) for the payment of money as lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes; (ii) any Liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase, or pay the related Indebtedness or to acquire the security therefor; (iii) all Liabilities or obligations secured by a Lien upon property owned by such Person and upon which Liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such Liability or obligation.

“Intellectual Property” means all legally protectable property that does not fall within the category of tangible property or intangible property of the type including financial accounts and instruments, including specifically assets such as (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all-goodwill associated therewith, and all applications registrations, and renewals in connection therewith; (iii) all copyrightable works, such as advertising, marketing, training and instruction materials, together with all copyrights and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential business information (including recipes, ideas, research and development, know-how, formulas, formulations, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) product designs protectable under one or more of the foregoing categories; (vii) agreements relating to any of the foregoing, such as licenses from or to other parties including customers, users and competitors; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

“IPO” means, with respect to the Company, (i) the completed initial offering and sale of a minimum of 2,000,000 shares of the Company’s common stock to the public in an offering registered under the provisions of the Securities Act and described in the Company’s registration statement on Form SB-2 filed with the SEC (SEC File No. 333-121472), and (ii) the Company’s common stock being quoted on the American Stock Exchange.

“Knowledge” means that a Party is actually aware of the fact or matter in question.

“Legal Requirement” means any statute, law, ordinance, rule, regulation, permit, order, writ, judgment, injunction, decree or award issued, enacted or promulgated by any Governmental Entity or any arbitrator with binding authority on a Party or Parties, as the case may be.

“Liability” means any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, but not limited to, any liability for Taxes.

“Licenses” has the meaning set forth in Section 4.14 below.

“Lien” means any lien (including any judgment or mechanics’ lien, regardless of whether liquidated), mortgage, assessment, security interest, easement, pledge, trust (constructive or otherwise), deed of trust, option or other charge, encumbrance or restriction.

“Lockup Legends” has the meaning set forth in Section 2.9.

“Losses” means any and all losses, damages, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages), and costs and expenses (including without limitation reasonable attorneys’ fees and disbursements of every kind, nature and description).

“Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that individually or in the aggregate (taking into account all other such changes, events, violations, inaccuracies, circumstances or effects) that is or reasonably is likely to be materially adverse to (i) the legal right or authorization of the entity to continue to operate its business as operated at the date of this Agreement or (ii) the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its parent (if applicable) or subsidiaries taken as a whole; provided, however, that the following shall not be considered a “Material Adverse Effect”: changes, events, violations, inaccuracies, circumstances and effects that are caused by conditions affecting the United States economy as a whole or affecting the industry in which such entity competes as a whole, which conditions do not affect such entity in a disproportionate manner.

“Material Contract” means with respect to Sound LLC (i) any union contract or any employment or consulting contract or arrangement providing for future compensation, written or oral, with any officer, director or employee which is not terminable on thirty (30) days notice or less without penalty or obligation to make payments related to such termination; (ii) any plan contract or arrangement, whether written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit sharing or the like; (iii) any existing broker agreement, lease sale or purchase agreement, distribution agreement, volume purchase agreement, or similar agreement in which the annual amount involved in 2004 exceeded or is expected to exceed $50,000 in aggregate amount; (iv) except for trade indebtedness incurred in the Ordinary Course of Business, any Indebtedness incurred in the acquisition of any company or other entity or Indebtedness for borrowed money by way of direct loan, sale of debt securities, recourse obligation on lease sale, purchase money obligation, conditional sale, guarantee, leasehold obligation or otherwise; (v) any contract containing any covenant purporting to limit in any way the freedom of Sound LLC to compete in any line of business or in any geographic area; (vi) any agreement of indemnification; (vii) any agreement, contract or commitment relating to capital expenditure and which involve future payments in excess of $50,000 in the aggregate by Sound LLC; (viii) any agreement, contract or commitment relating to the disposition of assets, including any intangible assets or Intellectual Property rights (other than inventory), which involve payments in excess of $50,000 in the aggregate by Sound LLC; (ix) any contract with a Governmental Entity subject to price redetermination or renegotiation; or (x) all insurance policies of Sound LLC; (xi) all equipment leases of Sound LLC in which Sound LLC is lessee and which involve payments in excess of $50,000 in the aggregate; or (xii) any other agreement, contract or commitment which is material to Sound LLC. “Material Contract” with respect to the Company means any agreement, contract or commitment which the Company files or is required to file with its SEC reports.

“Members” mean the members of Sound LLC at the date hereof.

“Membership Register” has the meaning set forth in Section 2.9.

“Merger” means the merger of Sound LLC with and into the Company as provided for in this Agreement.

“Offering” has the meaning set forth in Section 2.2.

“Offering Closing Date” has the meaning set forth in Section 2.2.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency and, where appropriate, in accordance with formulas).

“Party” means, as the context may require, either the Company or Sound LLC.

“Parties” means the Company and Sound LLC.

“Permitted Liens” means (i) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (ii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (iii) statutory Liens, such as mechanics’, materialmen’s, warehousemen’s, carriers’ or other like Liens, incurred in good faith in the Ordinary Course of Business, provided that the underlying obligations relating to such Liens are paid in the Ordinary Course of Business, or are being contested diligently and in good faith by appropriate proceedings and as to which the applicable obligor has set aside reserves on its books reasonably satisfactory to the Company, or the payment of which obligations are otherwise secured in a manner reasonably satisfactory to the Company; and (iv) zoning ordinances, easements, licenses, reservations, provisions, covenants, conditions, waivers or restrictions on the use of Property and other title exceptions, in each case, that are reasonably acceptable to the Company.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business enterprise, or a governmental entity (or any department, agency, or political subdivision thereof), or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Purchase Rights” has the meaning set forth in Section 2.7.

“Purchase Rights Register” has the meaning set forth in Section 2.10.

“Real Property” has the meaning set forth in Section 4.8.

“Receiving Party” means the Party to which Confidential Information is disclosed or provided, or the Party that obtains Confidential Information from a third party or any other source.

“Registration Statement” means the Registration Statement filed with the SEC by the Company that relates to the IPO, as the same may be amended from time to time.

“Requisite Regulatory Approvals” has the meaning as set forth in Section 3.5.8.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Short Year Period” has the meaning set forth in Section 7.9.

“Sound Inc.” has the meaning set forth in the first paragraph of this Agreement.

“Sound LLC” has the meaning set forth in the first paragraph of this Agreement. All references in this Agreement to Sound LLC shall mean Sound Inc. upon completion of the Conversion, except where the context requires otherwise. Any document or instrument executed or delivered by Sound LLC prior to the Conversion shall be deemed after the Conversion to have been executed or delivered by Sound Inc. and all representations, warranties, covenants and agreements of Sound LLC in this Agreement shall be deemed after the Conversion to have been made by Sound Inc.

“Sound LLC Interests” has the meaning set forth in the first paragraph of this Agreement, and represents all of the outstanding membership interests of Sound LLC at the date hereof, including those membership interests issued in conversion of the Series A preferred membership interests of Sound LLC immediately prior to the Effective Time as defined in Section 2.2, but excluding options, warrants and any other right to acquire a membership interest in Sound LLC.

“Sound Share” has the meaning set forth in the first paragraph of this Agreement.

“Stock” has the meaning set forth in the first paragraph of this Agreement and means the shares of Common Stock issued in the Merger.

“Sound Surgical Sales” means Sound Surgical Sales, LLC, a wholly-owned subsidiary of Sound LLC.

“Subsidiary” means any corporation, limited liability company, or other business entity, with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the outstanding equity securities, or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, managers, or other governing persons, as the case may be.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, duty, impost, excise or contribution of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer Agent” has the meaning set forth in Section 2.9.

ARTICLE II

CONVERSION AND THE MERGER; EFFECT OF THE MERGER ON THE MEMBERSHIP

INTERESTS OF SOUND LLC AND THE CAPITAL STOCK OF THE COMPANY

2.1 Conversion and The Merger; Requisite Approvals. Immediately prior to and as part of the Closing of the Merger and subject to all of the terms and conditions of this Agreement pertaining to the Closing of the Merger and in accordance with the Colorado Corporations and Associations Act, Sound LLC will file the requisite statement of conversion and articles of incorporation of Sound Inc. substantially in the form furnished by Sound LLC to the Company, and the conversion of Sound LLC into Sound Inc. (the “Conversion”) will become effective at the time of such filing. As soon as practicable thereafter and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Sound Inc. will be merged with and into the Company at the Effective Time. Following the Merger, the separate existence of Sound Inc. will cease and the Company will continue as the surviving entity (the “Surviving Corporation”) and will continue its corporate existence in accordance with the DGCL. The board of directors and the stockholders of the Company and the management committee and the Members of Sound LLC have approved the Conversion and the Merger upon the terms and subject to the conditions set forth in this Agreement.

2.2 Effective Time. The Closing of the Merger will take place upon the satisfaction or, to the extent permitted in this Agreement, waiver of the conditions set forth in Article VI and on the date of the closing (the “Offering Closing Date “) of the Company’s initial public offering as described in its Registration Statement on Form SB-2, SEC File No. 333-121472 (the “Offering”) or such other time and date prior to the Offering Closing Date as is agreed to by Sound LLC and the Company. As soon as practicable following the Closing, the Surviving Corporation will file the articles of merger required by the DGCL with respect to the Merger (the “Articles of Merger”) and other appropriate documents executed in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Articles of Merger is duly filed with the Delaware Secretary of State (the time the Merger becomes effective being the “Effective Time”).

2.3 Effects of the Merger. The Merger will have the effects set forth in the DGCL. If at any time after the Effective Time, the Surviving Corporation considers or is advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Sound Inc., the Surviving Corporation and its proper officers and directors, in the name and on behalf of Sound Inc. and the Company, will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or otherwise to take any and all such action.

2.4 Certificate of Incorporation and By-laws.

2.4.1 The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, will be, from and after the Effective Time, the certificate of incorporation of the Surviving Corporation until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

2.4.2 The by-laws of the Company, as in effect immediately prior to the Effective Time, will be, from and after the Effective Time, the by-laws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

2.5 Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time will be, from and after the Effective Time, the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation or by-laws.

2.6 Vacancies. If at the Effective Time a vacancy exists in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy thereafter may be filled in the manner provided by the DGCL and the certificate of incorporation and by-laws of the Surviving Corporation.

2.7 Options, Warrants or other Derivative Securities. At the Effective Time, each outstanding option or warrant to purchase a Sound Share (collectively, “Purchase Rights”), whether issued under an Employee Plan or otherwise, whether vested or unvested, will continue in effect and shall be, until thereafter altered, amended or terminated as provided therein and in accordance with applicable law or the terms of the applicable Employee Plan, if any, converted as a result of the Merger into an option or warrant to purchase Common Stock of the Surviving Corporation. Each option and warrant issued or to be issued by the Surviving Corporation shall continue to have, and be subject to, the same terms and conditions set forth in the applicable plan, grant or issuance agreement, or terms immediately prior to the Effective Time. Additionally, each Employee Plan of Sound Inc. including without limitation, the 2000 Unit Option Plan and the 2004 Equity Award Plan, shall as a result of the Merger become Employee Plans of the Surviving Corporation and the Company hereby agrees that the terms, provisions and conditions of such Employee Plans shall continue in full force and effect following the Effective Time, as if such Employee Plans had been adopted by the directors and stockholders of the Company, subject to the right of the Company to amend, terminate or alter such Employee Plans after the Effective Time in accordance with the terms of applicable law and such Employee Plans.

2.8 Effect on Sound LLC Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of Members, each Sound Share issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration consisting solely of the Stock of the Surviving Corporation. To the extent applicable, Sound LLC confirms that its Members have waived any and all dissenters’ rights available to them under the DGCL and hereby confirm to the Company that none of such rights are, or will be, exercised by such Members. All of the Sound Inc. Shares, when so converted, no longer will be outstanding and automatically, by virtue of the Merger, be canceled and retired, and each holder of a Sound Share will cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

2.9 Issuance of Certificates.

2.9.1 Sound LLC confirms that prior to the Effective Time it has not certificated the Sound LLC Interests or the Sound Shares and that it has maintained a complete and accurate register (the “Membership Register”) of the Members who hold Sound LLC Interests (which upon the Conversion will become Sound Shares) as provided by applicable Colorado law. At Closing, Sound Inc. will provide a certified copy of the Membership Register to the Company. Promptly following the Effective Time, the Company agrees that it shall provide stop transfer instructions and the certified copy of the Membership Register to its duly appointed transfer agent (the “Transfer Agent”) for the issuance and payment of the Merger Consideration. Following the Closing, the holder of each Sound Share will be entitled to receive in exchange therefor the Merger Consideration, and the outstanding Sound Shares forthwith will be canceled on the register of Sound Inc. If any part of the Merger Consideration is to be paid to a Person other than the Person in whose name the Sound Share is registered, it will be a condition of exchange that the Person requesting the exchange provides (i) an interest power, properly signature guaranteed or otherwise in proper form for transfer, (ii) pays any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Sound Share (or establishes to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable), and (iii) satisfies such requirements and provides such other documentation as the Surviving Corporation reasonably may request to satisfy applicable law with respect to such exchange. Each Sound Share will be deemed at any time after the Effective Time to represent only the right to receive the Stock issuable therefor.

2.9.2 The Merger Consideration to be paid in accordance with the terms of this Article II will be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Sound Shares theretofore represented, and there will be no further registration of transfers on the transfer books of the Surviving Corporation of the Sound Shares that were outstanding immediately prior to the Effective Time.

2.9.3 If at any time following six (6) months after the Effective Time the Surviving Corporation receives a request for transfer of a Sound Share, the holder or holders of such Sound Share shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable with respect to a Sound Share, without any interest thereon. Notwithstanding the foregoing, none of Sound LLC, Sound Inc., the Surviving Corporation or the Transfer Agent shall be liable to any holder of a Sound Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.9.4 Upon the issuance of certificates representing the Stock (the “Certificates”), the Company covenants and agrees with Sound LLC that it shall instruct the Transfer Agent to place on each of the Certificates, in addition to any other legends required or called for by applicable law, the legends (the “Lockup Legends”) set forth below. The Company covenants, acknowledges and agrees that the Lockup Legends and this Section 2.9.4 shall survive the Closing for a period of six (6) months from the Offering Closing Date. Furthermore, the Company agrees that each of the Members of Sound LLC are intended third party beneficiaries of this Section 2.9(d) and that any of such third party beneficiaries shall have an enforceable interest in the covenant and agreement contained in this Section 2.9(d), which interest likewise will survive for a period of six (6) months from the Offering Closing Date and thereafter be terminated and of no further force or effect. The Company agrees that it shall take all necessary and appropriate action to enforce compliance with the Lockup Legends and this paragraph (d), including without limitation (i) the issuance of stop transfer instructions to the Transfer Agent, and (ii) advising each of the Members of Sound LLC of the restrictions under this paragraph. The content of the Lockup Legends shall be as follows:

[On the face of the each Certificate] “The Common Stock represented by this Certificate is subject to restrictions on transfer pursuant to the Agreement and Plan of Conversion and Merger described on the reverse.”

[On the reverse side of each Certificate] “The Common Stock represented by this Certificate cannot be transferred, sold, pledged, hypothecated, or hedged, nor can any beneficial interest in the Common Stock represented hereby be transferred or alienated in any respect, for a period of 180 days from the effective date of the Company’s initial public offering of common stock, pursuant to the Agreement and Plan of Conversion and Merger between the Company and Sound Surgical Technologies LLC, a copy of which is on file with the Company at its principal offices.]

2.10 Purchase Rights. The Purchase Rights outstanding as of the Effective Time have been memorialized in a register of options and warrants of Sound LLC (the “Purchase Rights Register”), a certified copy of which has been provided to the Company. The exercise prices, terms and other provisions of the Purchase Rights are as described in the copies of the grant agreements or term descriptions or, as applicable, in the relevant provisions of the Employee Plans.

2.11 Characterization for Federal Income Tax Purposes. For federal income tax purposes, it is intended that the Merger contemplated by this Agreement be treated as a forward A merger within the meaning of Section 368(a)(1)(A) of the Code.

ARTICLE III

CLOSING

3.1 Closing. The consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company, located at 357 South McCaslin Boulevard, Suite 100, Louisville, Colorado 80027, on such date that all of the conditions to Closing are satisfied, including without limitation the satisfaction of the condition set forth in Section 3.5.8 that the Company shall have consummated the IPO, or such other date and place as the Parties may mutually agree (the “Closing Date”). The Closing shall be carried out and completed in accordance with the escrow provisions set forth in Section 3.7.

3.2 Mutual Deliveries at Closing. Provided that all of the conditions to the Closing set forth in Sections 3.5 and 3.6 have been satisfied or waived by the Party benefiting therefrom, the appropriate Parties or Persons shall execute and deliver or cause to be delivered the certificates and documents hereinafter described.

3.3 Sound LLC’s Deliveries at Closing. Provided that all of the conditions to the Closing set forth in Sections 3.5 and 3.6 have been satisfied or waived by the Party benefiting therefrom, Sound LLC shall execute and deliver or cause to be delivered to the Company at the Closing the following:

3.3.1 An Officer’s Certificate of Sound LLC dated the Closing Date in form reasonably satisfactory to the Company;

3.3.2 Sound LLC’s original minute books, such minute books to contain (i) original articles of organization and all amendments thereto, or copies thereof if the originals are unavailable; (ii) the operating agreement as then in effect; (iii) interest transfer records and the certified Membership Register; and (iv) all minutes of meetings or consents in lieu of such meetings of the management committee and Members;

3.3.3 A good standing certificate of Sound LLC, dated within forty five (45) business days of the Closing Date, for each jurisdiction in which Sound LLC is required to be qualified and authorized to do business;

3.3.4 Minutes of meetings of the management committee and Members of Sound LLC authorizing and approving this Agreement and the transactions contemplated herein;

3.3.5 The resignations of all of the officers and managers of Sound LLC from those positions, but not as employees, effective as of the Closing Date; and

3.3.6 Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested in writing by the Company in order to consummate the transactions contemplated in this Agreement.

3.4 The Company’s Deliveries at Closing. Provided that all of the conditions to the Closing set forth in Sections 3.5 and 3.6 have been satisfied or waived by the Party benefiting therefrom, the Company shall execute and deliver or cause to be delivered at the Closing the following:

3.4.1 The Certificates representing the Stock or verification from the Transfer Agent that certificates have been issued to the former Members of Sound LLC in proportion to their ownership of Sound LLC as of the Closing Date;

3.4.2 A good standing certificate of the Company, dated within forty five (45) business days of the Closing Date, for each jurisdiction in which the Company is required to be qualified and authorized to do business;

3.4.3 Minutes of the board of directors and stockholders of the Company authorizing and approving this Agreement and the transactions contemplated in this Agreement; and

3.4.4 Such other documents and instruments as may be specified in this Agreement or otherwise reasonably requested in writing by Sound LLC in order to consummate the transactions contemplated in this Agreement.

3.5 Conditions to The Company’s Obligations. The Company’s obligations under this Agreement to consummate the transactions contemplated in this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

3.5.1 Representations and Warranties True; Performance of Obligations. The representations and warranties made by Sound LLC in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of said date; and Sound LLC in all material respects performed all of the obligations and complied with each and all of the covenants required to be performed or complied with by it on or prior to the Closing Date.

3.5.2 Material Adverse Effect. No act, event or condition shall have occurred which the Company determines in its reasonable discretion has had or could have a Material Adverse Effect on Sound LLC.

3.5.3 Authorizations and Approvals. All authorizations, approvals or consents, if any, from third parties, including from any Governmental Entity or other Person, required to be obtained by Sound LLC shall have been obtained.

3.5.4 Investigation of Sound LLC. The Company acknowledges having satisfactorily concluded (through its representatives, accountants, counsel and other experts) a due diligence investigation of the business, condition (financial, legal and other), properties, assets, prospects, operations and affairs of Sound LLC, and Sound LLC shall provide updated due diligence information reasonably requested by the Company through a date not less than one business day prior to Closing.

3.5.5 Deliveries. The Company shall have received from the appropriate Party or Person, the documents and instruments satisfying the delivery obligations set forth in Sections 3.2 through 3.3.

3.5.6 No Claims. There shall not be pending or threatened any Claims before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated in this Agreement, or (ii) seeking to prohibit the direct or indirect ownership or operation by the Company of all or a material portion of the business or assets of Sound LLC, or to compel the Company or Sound LLC to dispose of or hold separate all or a material portion of the business or assets of Sound LLC or the Company.

3.5.7 Corporate Action. All corporate and other proceedings and actions taken in connection with the transactions contemplated in this Agreement and all certificates, opinions, agreements, instruments, releases and documents referenced herein or incident to the transactions contemplated in this Agreement shall be in form and substance satisfactory to the Company and its counsel.

3.5.8 Requisite Regulatory Approvals. All notices or filings required to be made, all authorizations, permits, certificates, registrations, consents, approvals or orders required to be obtained, and all waiting periods required to expire prior to the consummation of the transactions contemplated by this Agreement under applicable federal law of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement or the businesses conducted by the

Parties or any Affiliate or Subsidiary of any Party (collectively, the “Requisite Regulatory Approvals”) shall have been obtained or expired, as the case may be, without the imposition of any condition which is materially burdensome upon the Company or any Party or Person to be affected by such condition.

3.5.9 IPO Completed. The IPO of the Company shall have been closed.

3.6 Conditions to Sound LLC’s Obligations. Sound LLC’s obligations in this Agreement to consummate the transactions in this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

3.6.1 Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in this Agreement shall be true, correct and complete in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of said date; and the Company in all material respects performed all of the obligations and complied with each and all of the covenants required to be performed or complied by it on or prior to the Closing Date.

3.6.2 Authorizations and Approvals. All authorizations, approvals or consents, if any, from third parties, including from any Governmental Entity or other Person, required to be obtained by the Company shall have been obtained.

3.6.3 Deliveries. Sound LLC shall have received from the Company the documents and instruments satisfying the delivery obligations set forth in Sections 3.2 and 3.4.

3.6.4 No Claims. There shall not be pending or threatened any Claims before any Governmental Entity (i) challenging or otherwise seeking to restrain or prohibit the consummation of the transactions contemplated in this Agreement, or (ii) seeking to prohibit the direct or indirect ownership or operation by the Company of all or a material portion of the business or assets of Sound LLC, or to compel the Company or Sound LLC to dispose of or hold separate all or a material portion of the business or assets of Sound LLC or the Company.

3.6.5 Requisite Regulatory Approvals. The Requisite Regulatory Approvals shall have been obtained or expired, as the case may be, without the imposition of any condition which is materially burdensome upon Sound LLC or any Party or Person to be affected by such condition.

3.6.6 IPO Completed. The IPO of the Company shall have been closed.

3.7 Escrow. On or prior to the date that the Registration Statement becomes effective, the Parties shall execute all of the documents to be delivered at Closing as set forth in Sections 3.2 through 3.6 and deliver such originally executed documents to an escrow agent appointed in the manner set forth below. The documents will be held by the escrow agent in escrow, subject to instructions to deliver the documents (i) upon closing of the IPO, to the recipients entitled to receive such documents at the Closing as provided under Sections 3.2 through 3.6 above, or (ii) if this Agreement is terminated prior to closing the IPO pursuant to Section 8.1 hereof, to the Parties who executed and delivered such documents to the escrow agent.

The escrow agent shall be selected and appointed by the Company. The above instructions and the other terms and conditions of the escrow arrangement shall be set forth in a written escrow agreement mutually acceptable to the Company and the escrow agent. The fees of the escrow agent and other costs and expenses of such escrow shall be paid in accordance with Section 7.5 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SOUND LLC

Sound LLC represents and warrants to the Company that, except for changes contemplated by this Agreement and except as set forth in the Registration Statement or the Exhibits thereto, each of the following statements is true, correct and complete as of the date of this Agreement and the Closing Date. Except where the context requires otherwise, each representation extends to Sound LLC and Sound Surgical Sales.

4.1 Organization and Standing, Articles of Organization and Operating Agreements. Sound LLC and Sound Surgical Sales are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Colorado, and have full power and authority to own their assets and properties and to carry on their business as presently conducted. Sound LLC and Sound Surgical Sales each are duly qualified and authorized to do business, and are in good standing as a foreign limited liability company in each jurisdiction where the nature of their activities or of their properties (both owned and leased) make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Sound LLC has furnished the Company with copies of the articles of organization and operating agreements, as amended to the date hereof, of both Sound LLC and Sound Surgical Sales. Said copies are true, correct and complete and contain all amendments through the Closing Date.

4.2 Authorization. All actions on the part on the part of Sound LLC, its officers, managers and Members necessary for the authorization, execution and delivery of this Agreement and the documents contemplated in this Agreement, and the performance of all of Sound LLC’s obligations hereunder and thereunder, have been taken prior to the Closing. This Agreement and the documents contemplated in this Agreement, when executed and delivered, shall constitute valid and legally binding obligations of Sound LLC enforceable in accordance with their respective terms.

4.3 Subsidiaries. Other than Sound Surgical Sales, Sound LLC has no Subsidiaries and does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is Sound LLC, directly or indirectly, a participant in any joint venture, partnership or other entity the equity owners of which are other than Sound LLC, Sound Surgical Sales or the Company.

4.4 Capitalization. The membership interests of Sound LLC at the Effective Time will consist of voting units described as common membership units. The Series A preferred membership units formerly outstanding have prior to the Effective Time been converted by agreement of the holders thereof into common membership units. Accordingly, at the Effective Time and at the Closing, Sound LLC will have only common membership units outstanding. The record holders of all of the issued and outstanding membership interests of Sound LLC are set forth in the Membership Register provided by Sound LLC to the Company. All of the Sound LLC Interests have been duly authorized, validly issued, fully paid and non-assessable. All Purchase Rights relating to membership interests of Sound LLC are memorialized and are as set forth in the Purchase Rights Register provided by Sound LLC to the Company.

Other than the foregoing, there are no outstanding membership interests of Sound LLC, preferred membership interests or any other equity interests of Sound LLC, and there are no options, warrants, calls, conversion rights, preemptive rights, commitments or agreements of any character to which Sound LLC may be bound that do or may obligate Sound LLC to issue, deliver or sell, or cause to be issued, delivered or sold, additional Sound LLC Interests or other equity securities or that do or may obligate Sound LLC to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. There are no outstanding arrangements, agreements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any Sound LLC Interests or any other securities of Sound LLC of which Sound LLC is aware. Sound LLC is not, and prior to the Closing will have not, become a party to or subject to any contract or obligation wherein any Person has a right or option to purchase or acquire any rights in any capital stock or securities of Sound LLC.

4.5 Financial Statements. True, complete and correct copies of Sound LLC’s financial statements containing (1) audited balance sheets as of December 31, 2003 and 2004, and statements of operations, cash flows and members’ equity for the years ended December 31, 2003 and 2004 (collectively, the “Financial Statements”), have been delivered to the Company. The Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present the financial position of Sound LLC as of the dates thereof and the results of its operations and cash flows for the periods then ended. There are no Sound LLC Liabilities, direct or indirect, fixed or contingent, which are not reflected in the balance sheet as of December 31, 2004, except for Liabilities incurred in the Ordinary Course of Business subsequent to December 31, 2004, which would not be material, either individually or in the aggregate. There is no Basis for any assertion against Sound LLC of any Liability or obligation of any nature whatsoever that is not fully reflected in the Financial Statements which, either individually or in the aggregate, would be material. Since the date of the Financial Statements, there have been no material changes in Sound LLC’s accounting policies.

4.6 Material Contracts. The Exhibits contain a complete and accurate list of all Material Contracts to which Sound LLC or Sound Surgical Sales is a party or bound. True, correct and complete copies of all Material Contracts listed in the Exhibit list in the Registration Statement have been furnished by Sound LLC to the Company. Each Material Contract so listed is a valid and binding obligation of Sound LLC or Sound Surgical Sales and is enforceable against Sound LLC and the other Person or Persons thereto in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and subject to the availability of equitable remedies. Subject to obtaining any necessary waivers at or prior to Closing, Sound LLC has performed all material obligations required to be performed by it to date and is not in material default under or in breach of any material term or provision of any Material Contract to which Sound LLC is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach under any Material Contract. No party with whom Sound LLC has a Material Contract is in default of its obligations thereunder. No consent or approval of any party to any of the Material Contracts is necessary in order to permit Sound LLC to consummate the transactions contemplated in this Agreement.

4.7 Assets Other Than Real Property. Sound LLC has title to all properties and assets (other than real property which is subject to Section 4.8) owned or leased by Sound LLC, free and clear of all Liens except for: (i) Permitted Liens; (ii) Liens, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use or the sale or other disposition, of the property subject thereto or affected thereby, and (iii) Liens disclosed in the Exhibits or the Registration Statement. The assets and properties of Sound LLC constitute all the assets, properties, rights, privileges and interests necessary for the operation of Sound LLC’s business; provided, however, that no representation or warranty is made as to the physical condition or current state of repair of such properties or assets.

4.8 Real Property. Sound LLC owns no real property fee interests. The Exhibits and the Registration Statement contain a complete and accurate list or make reference to all of Sound LLC’s other real property interests (“Real Property”) pursuant to leases, subleases, licenses or other agreements. Sound LLC has good and marketable title in and to the Real Property, free and clear of all Liens and Claims, except for (i) Liens and Claims and other matters recorded in the real property records, and (ii)

other matters as described in the Registration Statement or the Exhibits. To the extent it has had operations thereon, the activities of Sound LLC with respect to the Real Property are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. The buildings and other improvements on the Real Property in the aggregate are sufficient to conduct such current business activities as are conducted at such facilities; provided, however, that no representation or warranty is made as to the physical condition or current state of repair of such Real Property, including the improvements thereon.

4.9 No Conflicts. Neither the execution and delivery nor the performance of this Agreement by Sound LLC will result in any of the following: (i) a default or an event that, with notice or lapse of time or both, could be a default, breach or violation of (A) the articles of organization, as amended, or operating agreement of Sound LLC, (B) any Material Contract; (ii) the termination of any Material Contract or the acceleration of the maturity of any Indebtedness or other material obligation of Sound LLC; (iii) the creation or imposition of any Lien (except for Permitted Liens) on any of the assets or properties of Sound LLC; (iv) the creation or imposition of any Lien on any Sound LLC Interests; or (v) a violation or breach of any known writ, injunction or decree of any Governmental Entity or the final award in any arbitration proceeding to which Sound LLC is a party or by which any of its properties are bound.

4.10 Litigation. There are no Claims before any court or administrative agency pending or currently threatened against or with respect to Sound LLC, which question the validity of this Agreement or any action taken or to be taken in connection herewith, or which, individually or in the aggregate, might result in a Material Adverse Effect, or in any material impairment of the right or ability to carry on its business as now conducted or as proposed to be conducted, or in any material Liability or Loss on the part of Sound LLC. Sound LLC is not a party or subject to, and none of its assets are bound by, the provisions of any order, writ, injunction, judgment, or decree of any Governmental Entity or arbitrator known to Sound LLC.

4.11 Taxes. Sound LLC has no Liability for any Taxes, except for Taxes which have accrued and are not yet payable. Sound LLC has filed or caused to be filed all Tax Returns required under applicable law to be filed on or before the Closing Date, Sound LLC has paid or made provision for all Taxes and other charges which have or may become due for the periods covered by such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects. None of the Tax Returns of Sound LLC currently are under investigation or audit, nor is an investigation or audit pending to the Knowledge of the officers of Sound LLC. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Sound LLC Tax Return for any period. The accounting treatment of all items of income, gain, loss, deduction and credit as reported on all Tax Returns and estimates filed by or on behalf of Sound LLC are true, correct and complete in all material respects, and all deferred Taxes and all Taxes due for the period ending on the Closing Date have been accrued on the Balance Sheet as of December 31, 2004. No Claim ever has been made by any Governmental Entity in a jurisdiction where Sound LLC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. All Taxes owed by Sound LLC or which Sound LLC is obligated to withhold from amounts owed or owing to any employee, independent contractor, Member, creditor or third party and which are or have become due have been paid. There is no unresolved Claim concerning Sound LLC’s Tax Liability, and to the Knowledge of the officers of Sound LLC, no Basis for any such Claim exists.

4.12 Employees. The Registration Statement includes a description of the current employees of Sound LLC, and Sound LLC has made documentation available to the Company concerning each employee’s tenure, title or job classification, and the current annual rate of compensation payable to each such employee. There is no unfair labor practice complaint, strike, slowdown, stoppage or other controversy pending or threatened, or attempt to unionize relating to any of its employees. Sound LLC is not a party to any collective bargaining agreement with respect to any of its employees or to a written employment contract with any of its employees except as disclosed in the Registration Statement or the Exhibits thereto. Except as otherwise described in the Registration Statement or the Exhibits, there are no understandings with respect to the employment of any officer or any such employee which are not terminable by Sound LLC without Liability on not more than thirty (30) days’ notice. No officer, director, or employee is entitled to receive any payment of any amount under any existing agreement, Benefit Arrangement, Employment Plan or other benefit, or to the accrual or vesting of any other benefit or payment as a result of the consummation of any transactions contemplated by this Agreement. Sound LLC has complied with all applicable Legal Requirements which govern workers’ compensation, equal employment opportunity and equal pay. Sound LLC’s employment of each of its employees is in compliance with all immigration and naturalization laws of the United States.

4.13 Consents. No consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity or under any Material Contract, is or will be required on the part of Sound LLC in connection with the valid execution and delivery of this Agreement and the Merger, or the consummation of any other transaction contemplated in this Agreement, other than such authorizations and filings specifically contemplated in this Agreement.

4.14 Operating Rights. Sound LLC has all operating authority, licenses, franchises, permits, certificates, consents, rights and privileges (collectively, “Licenses”) as are necessary or appropriate to the operation of its business as now conducted. Such Licenses are in full force and effect, no violations have been or are expected to have been recorded in respect of any such Licenses, and no proceeding is pending or threatened that could result in the revocation or limitation of any of such Licenses. Sound LLC has conducted its business so as to comply in all material respects with all such Licenses.

4.15 Compliance with Applicable Laws. The properties, assets, business and operations of Sound LLC have been and are being maintained and conducted in compliance with all Legal Requirements to which Sound LLC is subject. No investigation or review by any Governmental Entity with respect to Sound LLC is pending nor has any Governmental Entity indicated in writing to Sound LLC any intention to conduct the same.

4.16 Insurance. Sound LLC has furnished to the Company copies of all insurance policies carried by Sound LLC and all insurance loss runs or workmen’s compensation claims received for the past two (2) policy years, if any, including true, complete and correct copies of the summaries or declaration pages from the insurance companies of all applicable policies, all of which are in full force and effect to the Knowledge of Sound LLC. All premiums payable under all such policies have been paid and Sound LLC is otherwise in full compliance with the terms of such policies (or other policies providing substantially similar coverage). There is no threatened termination or rescission of, or material premium increase with respect to, any such policies.

4.17 Absence of Changes. Since December 31, 2004, (i) there has not been any change in or amendment of the articles of organization, operating agreement or other governing instruments of Sound LLC; (ii) any sale or issuance of, or grant of options, warrants or rights to acquire, any Sound LLC Interests or other securities of Sound LLC or any declaration, setting aside, or payment of dividends or redemptions in respect of any Sound LLC Interests or other securities, or any direct or indirect redemption, purchase or other acquisition of Sound LLC Interests or any other securities of Sound LLC, or any agreement, understandings or commitments to do the same; (iii) to the Knowledge of Sound LLC, any transfer or other disposition or pledge of, or the grant of options, warrants or rights to acquire, any of the outstanding Sound LLC Interests; (iv) any amendment, termination or revocation of any Material Contract; (v) any sale, transfer, mortgage, pledge, or incurring of any Lien (other than Permitted Liens and sales in the ordinary course of business) of, on or affecting any of the assets of Sound LLC valued at or above $10,000 individually or in the aggregate; (vi) any increase in the compensation paid or payable, other than bonuses paid in the Ordinary Course of Business, or in the fringe benefits provided to any employee of Sound LLC, or the adoption of any Benefit Arrangements or Employee Plans not in existence in the year ended December 31, 2004; (vii) any damage, destruction or loss, whether or not covered by insurance, of any of the assets of Sound LLC; (viii) any purchase or lease, or commitment for the purchase or lease, of equipment or other capital assets not disclosed in Sound LLC’s Financial Statements which is in excess of the normal, ordinary and usual requirements of the business of Sound LLC; (ix) any change that by itself or together with other changes, has had a Material Adverse Effect on Sound LLC; (x) any agreement or arrangement made by Sound LLC or any Member of Sound LLC to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty set forth in this Agreement untrue or incorrect in any material respect as of the date when made; (xi) the commencement or written notice or written threat of commencement of any Claim against Sound LLC or any of its Affiliates; or (xii) any dividends or other distributions of cash, property or other assets to the Members of Sound LLC.

4.18 Employee Plans. The Registration Statement and Exhibits include a complete description of all Employee Plans and Benefit Arrangements maintained, administered or contributed to, or otherwise participated in, by Sound LLC. True and complete copies of each such Employee Plan or Benefit Arrangement, including amendments thereto, have been provided to the Company, together with true and complete copies of (i) annual reports for the most recent three (3) years, (ii) all plan documents and the most recent summary plan description of each such Employee Plan, together with any modifications thereto, and (iii) the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each such Employee Plan. None of the Employee Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA or a “multiple employer plan” as covered in Section 412(c) of the Code, and Sound LLC has not been obligated to make a contribution to any multiemployer or multiple employer plan. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Plan or Benefit Arrangement and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Plan or Benefit Arrangement or accrued in accordance with past custom and practice of Sound LLC. Each Employee Plan which is intended to be qualified under Section 401 (a) of the Code is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the Code. None of Sound LLC, any Employee Plan, any trusts created thereunder, and any trustee, administrator nor any other fiduciary thereof has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, or any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA.

4.19 Intellectual Property Rights.

4.19.1 Sound LLC owns, or has the right to use, sell or license all Intellectual Property necessary or required for the conduct of its business as presently conducted and such rights to use, sell or license are reasonably sufficient for such conduct of Sound LLC’s business. Sound LLC has taken reasonable actions designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary right in, all of its Intellectual Property. The Registration Statement contains a description of the material Intellectual Property of Sound LLC and Sound LLC has provided copies of all instruments evidencing its Intellectual Property to the Company. All of such Intellectual Property is currently the property of Sound LLC.

4.19.2 Neither the license, sublicense or intended use of any Intellectual Property licensed or used by Sound LLC or currently under development by Sound LLC violates any license or agreement between Sound LLC and any third party or infringes any Intellectual Property of any other party; and there is not pending or threatened any Claim contesting the validity, ownership or right to use, license or dispose of any Intellectual Property or that the proposed use, license or disposition thereof conflicts or will conflict with the rights of any other party.

4.20 Environment, Health and Safety.

4.20.1 Sound LLC has complied with all Environmental, Health and Safety Laws, except where failure to comply would not have a Material Adverse Effect, and no Claim or notice has been filed or commenced against it alleging any failure to so comply. Without limiting the generality of the preceding sentence, Sound LLC has obtained and been in compliance with all of the terms and conditions of all Licenses and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental, Health, and Safety Laws, except where failure to comply would not have a Material Adverse Effect.

4.20.2 Sound LLC has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form a Basis for any present or future Claim against Sound LLC giving rise to any Liability, except where having done so would not have a Material Adverse Effect. Sound LLC has no known Liability for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law which could have a Material Adverse Effect.

4.20.3 All properties used in Sound LLC’s business, including the Real Property, are free of Hazardous Substances, except where the existence thereof would not have a Material Adverse Effect.

4.21 Certain Transactions. Except as disclosed in the Registration Statement, there are no existing or pending transactions, nor are there any agreements or understandings, between Sound LLC on the one han, and any member, officer or manager of Sound LLC or any its Affiliates on the other hand, including without limitation any transactions, arrangements or understandings relating to the purchase or sale of goods or services or the sale, lease or use of any of the assets of or by Sound LLC, with or without adequate compensation, or to any indebtedness owed to or by Sound LLC in any amount whatsoever, except employee expense advances, expense reimbursement, and compensation payable in the Ordinary Course of Business.

4.22 Bank Accounts; Powers of Attorney. Sound LLC has provided the Company with an accurate list, as of the date of this Agreement, of the following: (i) the name of each financial institution in which Sound LLC has any account or safe deposit box; (ii) the names in which the accounts or boxes are held; (iii) the type of account; and (iv) the name of each person authorized to draw thereon or have access thereto. Sound LLC has not issued any general or special powers of attorney.

4.23 Absence of Claims Against Sound LLC. Except as set forth in this Agreement, in the Registration Statement, or in the Financial Statements, there are no Claims outstanding against Sound LLC.

4.24 Employee Loans. There are no outstanding loans and/or other advances made by Sound LLC to any of its officers, managers, Members, employees, agents or consultants, other than expense advances to employees made in the Ordinary Course of Business.

4.25 Brokers’ Fees. Sound LLC is not a party to or obligated under any agreement with any broker, agent, or finder relating to the transactions contemplated hereby, and neither the execution of this

Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker, agent or finder.

4.26 Full Disclosure. Neither this Agreement and the representations and warranties by Sound LLC contained herein, nor any other written statement or certificate delivered or to be furnished to the Company by Sound LLC in connection herewith, when read together, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading, in light of the circumstances under which they were made. To the Knowledge of Sound LLC, there is no fact which has not been disclosed to the Company that would have a Material Adverse Effect or would affect the ability of Sound LLC to perform its obligations under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Sound LLC that each of the following statements is true, correct and complete in all material respects as of the date of this Agreement and the Closing Date:

5.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own its assets and properties and to carry on its business as presently conducted. The Company is duly qualified and authorized to do business, and is in good standing as a foreign corporation, in each jurisdiction where the nature of its activities or of its properties (both owned and leased) make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.

5.2 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the documents contemplated hereby, and the performance of all of the Company’s obligations hereunder and thereunder, have been taken prior to the Closing. This Agreement and the documents contemplated hereby, when executed and delivered, shall constitute valid and legally binding obligations of the Company enforceable in accordance with their respective terms

5.3 No Conflicts. Neither the execution and delivery nor the performance of this Agreement by the Company will result in any of the following: (i) a default or an event that, with notice or lapse of time or both, could be a default, breach or violation of (A) the certificate of incorporation or by-laws of the Company, (B) any Material Contract to which the Company is party; (ii) the termination of any Material Contract or the acceleration of the maturity of any Indebtedness or other material obligation of the Company; (iii) the creation or imposition of any Lien (except for Permitted Liens) on any of the assets or properties of the Company; (iv) the creation or imposition of any Lien on any shares of stock of the Company; or (v) a violation or breach of any known writ, injunction or decree of any Governmental Entity or the final award in any arbitration proceeding to which the Company is a party or by which any of its properties are bound.

5.4 Consents. No consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations or filings with, any Governmental Entity or under any Material Contract of the Company is or will be required on the part of the Company in connection with the valid execution and delivery of this Agreement and the purchase of the Sound LLC Interests, or the consummation of any other transaction contemplated in this Agreement, other than such authorizations and filings specifically contemplated in this Agreement.

5.5 Brokers’ Fees. The Company is not a party to or obligated under any agreement with any broker, agent, or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker, agent or finder.

5.6 Full Disclosure. Neither this Agreement or the representations and warranties of the Company contained herein, nor any other written statement or certificate delivered or to be furnished to Sound LLC in connection herewith by the Company, when read together, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading, in light of the circumstances under which they were made. To the Knowledge of the Company, there is no fact which has not been disclosed to Sound LLC that would have a Material Adverse Effect or would affect the ability of the Company to perform its obligations under this Agreement.

ARTICLE VI

CONDUCT OF BUSINESS PENDING CLOSING

During the period commencing on the date hereof and through the Closing Date, Sound LLC shall comply with the following:

6.1 Qualification. Sound LLC will maintain all qualifications to transact business and remain in good standing in its jurisdiction of organization and in the foreign jurisdictions in which Sound LLC owns or leases any property or conducts any business.

6.2 Ordinary Course. Sound LLC shall conduct its business in, and only in, the Ordinary Course of Business and, to the extent consistent with such business, shall not make or institute any unusual or novel methods of management, accounting, or operation that vary materially from those methods used by Sound LLC as of December 31, 2004. Sound LLC will use commercially reasonable efforts to preserve its business organization intact, to keep available to Sound LLC its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with Sound LLC. Sound LLC shall maintain its properties and assets in such condition and repair as such properties and assets are in as of the date hereof.

6.3 Corporate Changes. Sound LLC will not (i) amend its articles of organization or operating agreement (or equivalent documents); (ii) acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all of the stock or assets of, or otherwise acquire, any business or any corporation, partnership, association or other business organization or division thereof except as contemplated in this Agreement; (iii) enter into any partnership or joint venture; (iv) declare, set aside, make or pay any dividend or other distribution in respect of the Sound LLC Interests or purchase or redeem, directly or indirectly, any securities, including the Sound LLC Interests; (v) issue or sell any membership interests or any options, warrants, conversion or other rights to purchase any such membership interests or any securities convertible into or exchangeable for such membership interests; or (vi) liquidate or dissolve or obligate itself to do so.

6.4 Indebtedness. Except in the Ordinary Course of Business, Sound LLC shall not incur any Indebtedness, sell any debt securities or lend money to or guarantee the Indebtedness of any Person. Sound LLC shall not restructure or refinance its existing Indebtedness.

6.5 Accounting. Sound LLC shall not make any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates heretofore adopted by it, except as may be required to conform to changes in GAAP. Sound LLC shall maintain its books, records, and accounts in accordance with GAAP applied on a basis consistent with that of prior periods.

6.6 Compliance with Legal Requirements. Sound LLC shall comply promptly and in all material respects with all Legal Requirements imposed upon it and its operations and with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, the Company in connection with any such requirements imposed upon the Company, or upon any of its Affiliates in connection with such requirements or the transactions contemplated in this Agreement.

6.7 Disposition of Assets. Except in the Ordinary Course of Business, Sound LLC shall not sell, transfer, license, lease or otherwise dispose of, or suffer or cause the encumbrance by any Lien other than Permitted Liens upon any of its properties or assets, tangible or intangible, or upon any interest therein.

6.8 Compensation. Except in the Ordinary Course of Business, Sound LLC shall not (i) adopt or amend in any material respect any collective bargaining, bonus, profit-sharing, compensation, option, pension, retirement, deferred compensation, Employee Plan, Benefit Arrangement, or any other agreement, trust, fund or arrangement for the benefit of employees other than to comply with any Legal Requirement; or (ii) pay, or make any accrual or arrangement for payment of, any increase in compensation, bonuses or special compensation of any kind, or any severance or termination pay to, or enter into any employment or loan or loan guarantee agreement with, any Member or any current or former officer, manager, employee or consultant of Sound LLC.

6.9 Modification or Breach of Agreements; New Agreements. Except in the Ordinary Course of Business, Sound LLC shall not terminate or modify, or commit or cause or, suffer to be committed any act that will result in breach or violation of any term of or (with or without notice or passage of time, or both) constitute a default under or otherwise give any Person a basis for nonperformance under, any Material Contract, written or oral. Sound LLC shall refrain from becoming a party to any contract or commitment other than in the Ordinary Course of Business. Sound LLC shall meet all of its contractual obligations in accordance with their respective terms.

6.10 Capital Expenditures. Except in the Ordinary Course of Business and except for capital expenditures or commitments necessary to maintain its properties and assets in good condition and repair (the amount of which shall not exceed $20,000 individually), Sound LLC shall not purchase or enter into any contract to purchase any capital assets without informing the Company of the same in writing.

6.11 Consents. Sound LLC shall use commercially reasonable efforts to obtain any consent, authorization or approval of, or exemption by, any Governmental Entity or Person required to be obtained or made by any Party hereto in connection with the transactions contemplated in this Agreement or the taking of any action in connection with the consummation thereof.

6.12 Maintenance of Insurance. Sound LLC shall maintain its policies of insurance in full force and effect on substantially the same terms and conditions as in effect on December 31, 2004, and shall not do, permit or willingly allow to be done any act by which any of said policies of insurance may be suspended, materially impaired or canceled.

6.13 Discharge. Except in the Ordinary Course of Business, Sound LLC shall not cancel, compromise, release or discharge any Claim of Sound LLC upon or against any Person or waive any right of Sound LLC of material value, and shall not discharge any Lien upon any asset of Sound LLC or compromise any debt or other obligation of Sound LLC to any Person other than Liens, debts or obligations with respect to current Liabilities of Sound LLC.

6.14 Claims. Sound LLC shall not institute, settle or agree to settle any Claim before any Governmental Entity.

6.15 Taxes and Tax Assessments. Sound LLC shall pay, when due, and prior to the imposition or assessment of any interest, penalties or Liens by reason of the nonpayment of, all Taxes assessed against Sound LLC, its assets, properties or operations. Sound LLC shall furnish promptly to the Company a copy of all notices of proposed assessment or similar notices or reports that are received from any taxing authority and which relate to Sound LLC’s operations for periods ending on or prior to the Closing Date.

ARTICLE VII

ADDITIONAL COVENANTS

7.1 Covenants of Sound LLC. During the period from the date hereof through the Closing Date, Sound LLC agrees to:

7.1.1 Comply promptly with all applicable Legal Requirements imposed upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, the Company in connection with any such requirements imposed upon the Company or upon any of the Company’s Affiliates in connection with such requirements or the transactions contemplated in this Agreement;

7.1.2 Use its reasonable best efforts to obtain (and to cooperate with the Company in obtaining) any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by Sound LLC in connection with the transactions contemplated in this Agreement;

7.1.3 Use its reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 3.6;

7.1.4 Promptly advise the Company orally and, within three (3) business days thereafter, in writing of any change in Sound LLC’s business or condition that has had or would reasonably be expected to have a Material Adverse Effect on Sound LLC; and

7.1.5 Deliver to the Company prior to the Closing a written statement disclosing any untrue statement in this Agreement (or supplement thereto) or document furnished pursuant to this Agreement, or any omission to state any material fact required to make the statements herein or therein contained complete and not misleading, immediately upon the discovery of such untrue statement or omission, accompanied by a written supplement to this Agreement stating each provision of this Agreement that may be affected thereby; provided, however, that the disclosure of such untrue statement or omission shall not prevent the Company from terminating this Agreement pursuant to Section 8.1.2 at any time at or prior to the Closing in respect of any original untrue or misleading statement.

7.2 Covenants of The Company. During the period from the date hereof to the Closing Date, the Company shall:

7.2.1 Comply promptly with all applicable Legal Requirements imposed upon it with respect to the transactions contemplated by this Agreement, and shall cooperate promptly with, and furnish information to, Sound LLC in connection with any such requirements imposed upon Sound LLC or upon any of Sound LLC’s Affiliates in connection with such requirements or the transactions contemplated in this Agreement;

7.2.2 Use its reasonable best efforts to obtain any consent, authorization or approval of, or exemption by, any Person required to be obtained or made by the Company in connection with the transactions contemplated in this Agreement;

7.2.3 Use its reasonable best efforts to bring about the satisfaction of the conditions precedent to Closing set forth in Section 3.6; and

7.2.4 Promptly advise Sound LLC orally and, within three (3) business days thereafter, in writing of any change in the Company’s business or condition that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

7.3 Tax Advice. The Members of Sound LLC shall assume and be fully responsible for any and all Liability, including without limitation any and all Tax Liability, incurred by them, which is caused by, arises from, or relates to the merger of Sound LLC into the Company. Sound LLC acknowledges that it has received its own tax advice with respect to this Agreement and the transactions contemplated thereby, and is not in any way relying on any statements or advice of the Company or any of its officers, directors, employees, agents or representatives with respect to such matters.

7.4 Access and Information.

7.4.1 During the period commencing on the date hereof and continuing through the Closing Date, Sound LLC shall afford to the Company and to its accountants, counsel, and other representatives, reasonable access during regular business hours and without undue interruption to its business to all of its properties, books, contracts, commitments, records and personnel and, during such period, and to furnish promptly to the Company all information concerning its business, properties and personnel as the Company reasonably may request.

7.4.2 Except to the extent permitted by the provisions of Section 7.7, the Company shall hold in confidence, and shall use reasonable efforts to ensure that its employees and representatives hold in confidence, all such information supplied to it by Sound LLC concerning Sound LLC and shall not disclose such information to any third party except as may be required by any Legal Requirement and except for information that (i) is or becomes generally available to the public other than as result of disclosure by the Company or its representatives; (ii) becomes available to the Company or its representatives from a third party other than Sound LLC and the Company or its representatives have no reason to believe that such third party is not entitled to disclose such information; (iii) is known to the Company or its representatives on a non-confidential basis prior to its disclosure by Sound LLC; or (iv) is made available by Sound LLC to any other Person on a non-restricted basis. Notwithstanding the foregoing, Sound LLC consents to the Company furnishing all information required to be furnished in the Registration Statement and the Exhibits and to making all disclosure contained in the Registration Statement. The Company’s obligations under the foregoing sentence shall expire upon completion of the Closing.

7.4.3 The Company shall hold in confidence, and shall use reasonable efforts to ensure, that its employees and representatives hold in confidence, all information supplied to it by Sound LLC.

7.5 Expenses. All costs and expenses of the parties hereto (including, without limitation, all legal fees and expenses and costs) incurred in connection with this Agreement, the transactions contemplated hereby, the IPO and all related transactions shall be paid by Sound LLC or the Surviving Corporation.

7.6 Certain Notifications. At all times from the date hereof to the Closing Date, each Party shall promptly notify the others in writing of the occurrence of any event that will or reasonably would be expected to result in the failure to satisfy any of the conditions specified in Sections 3.5 and 3.6.

7.7 Publicity. At all times prior to the Closing Date, none of the Parties or their directors, managers, officers, employees or agents, as the case may be, shall issue any press release or other information to the press concerning the IPO or the transactions contemplated hereby; provided, however, that no Party shall be prohibited from supplying any information to any of its representatives, agents, attorneys, advisors, and others to the extent necessary to complete the transactions contemplated hereby so long as such representatives, agents, attorneys, advisors, and others are made aware of the terms of this Section 7.7. Nothing contained in this Agreement shall prevent any Party to this Agreement at any time from furnishing any required information to any Governmental Entity or others in connection with the IPO or pursuant to a Legal Requirement or from complying with its legal or contractual obligations; provided that the Party furnishing such information shall have used its reasonable best efforts to comply with this provision first, and in any event does so only with the advice of counsel.

7.8 Further Assurances.

7.8.1 Subject to the terms and conditions of this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated in this Agreement.

7.8.2 If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of the Company and the proper officers and managers of Sound LLC, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or appropriate documentation.

7.9 Income Tax Returns For Sound LLC. Upon Closing, the tax status of Sound LLC will terminate and the tax year beginning on January 1, 2005 will end as of the Closing (the “Short Year Period”). The Company and Sound LLC agree to cooperate in preparing and filing on behalf of Sound LLC, on or prior to the due dates thereof, the Federal and State income tax returns for Sound LLC for the Short Year Period. The Surviving Corporation shall bear the costs and expenses incurred in preparing such returns.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

8.1.1 By written consent of the Company and Sound LLC;

8.1.2 By Sound LLC, on the one hand, or by the Company, on the other hand, if there has been a breach, failure to fulfill or default (collectively, a “Breach”) on the part of the other Party (the “Breaching Party”) of any of the representations and warranties contained in this Agreement or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained in this Agreement;

8.1.3 By Sound LLC, on the one hand, or by the Company, on the other hand, if there shall be a final non-appealable order of a Governmental Entity or arbitrator in effect preventing consummation of the transactions hereunder; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions hereunder by any Governmental Entity or arbitrator which would make the consummation of the transactions illegal; or

8.1.4 By Sound LLC, on the one hand, or by the Company, on the other hand, if the Registration Statement shall not have been declared effective on or before June 30, 2005.

8.2 Effect of Termination. In the case of any termination of this Agreement pursuant to Section 8.1,,this Agreement shall forthwith become void, and there shall be no Liability or obligation on the part of any Party or its officers, directors, managers, members or stockholders, as the case may be, except that all costs and expenses incurred in connection herewith shall be assumed and paid by Sound LLC.

8.3 Amendment. This Agreement may be amended at any time by a written instrument executed by the Parties. Any amendment effected pursuant to this Section 8.3 shall be binding upon all Parties.

8.4 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Party or Parties entitled to the benefits thereof. Any waiver effected pursuant to this Section 8.4 shall be binding upon all Parties. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies of each Party under this Agreement are in addition to all other rights and remedies, whether at law, in equity or otherwise, that such Party may have against the other Parties.

ARTICLE IX

GENERAL PROVISIONS

9.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Colorado.

9.2 Successors and Assigns. Except as otherwise expressly provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties.

9.3 Entire Agreement. This Agreement and the other documents delivered pursuant to this Agreement constitute the full and entire understanding and agreement among the Parties with regard to the subject matter of this Agreement and no Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties and their respective successors and assigns, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.4 Severability. In the event any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the Parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.5 Notice. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed effectively given (i) if delivered personally (including by overnight express or messenger), upon delivery; (ii) if delivered by registered or certified mail, return receipt requested, upon the earlier of actual delivery or three (3) days after being mailed; or (iii) if given by facsimile, upon confirmation of transmission by facsimile, in each case to the Parties at the following addresses:

(a)	If to the Company, addressed to:

Sound Surgical Technologies Inc.

357 South McCaslin Boulevard, Suite 100

Louisville, Colorado 80027

Attn: Donald B. Wingerter, Jr., Chief Executive Officer

(b) If to Sound LLC, addressed to:

Sound Surgical Technologies LLC

357 South McCaslin Boulevard, Suite 100

Louisville, Colorado 80027

Attn: Douglas D. Foote, Chief Financial Officer

9.6 Construction. The Parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.7 Arbitration. Any controversy or claim as to the provisions of this Agreement between or among any of the Parties shall be submitted for binding arbitration. The arbitration shall be conducted by a single arbitrator of the American Arbitration Association (“AAA”) in accordance with the applicable Commercial Arbitration Rules of the AAA then in effect. Any arbitration under this Section 9.7 shall take place in Denver, Colorado.

9.8 Heading and References. The headings of the Articles and Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. References to Articles and Sections are references to Articles and Sections of this Agreement unless the context requires otherwise.

9.9 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the foregoing Agreement and is hereby executed as of the date first above written.

SOUND SURGICAL TECHNOLOGIES INC., a Delaware corporation

By:
Donald B. Wingerter, Jr.
Chief Executive Officer

SOUND SURGICAL TECHNOLOGIES LLC, a Colorado limited liability company

By:
Donald B. Wingerter, Jr.
Chief Executive Officer